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                                                                    Exhibit 23.1

The Board of Directors
Travelers Property Casualty Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-98365 and 333-84740) on Form S-8 of Travelers Property Casualty Corp. of our reports dated January 28, 2004 with respect to the consolidated balance sheet of Travelers Property Casualty Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which reports appear in the December 31, 2003 Form 10-K of Travelers Property Casualty Corp. Our reports refer to changes in the methods of accounting for goodwill and other intangible assets in 2002 and accounting for derivative instruments and hedging activities and for securitized financial assets in 2001.

/s/ KPMG LLP

Hartford, Connecticut
March 2, 2004